Exhibit 99.1

Sonic Automotive, Inc. Announces Third Quarter Results

CHARLOTTE, N.C. – October 28, 2008 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced a third quarter 2008 loss from continuing operations of $11.4 million, or $0.28 per diluted share, compared to earnings of $30.9 million, or $0.68 per diluted share, in the prior year period. Included in the current quarter’s results from continuing operations is an after-tax charge of approximately $21.0 million, or $0.53 per diluted share, related primarily to franchise asset and property impairment costs. The Company also recorded an after-tax charge of approximately $11.5 million, or $0.29 per diluted share, also primarily related to franchise asset and property impairment costs in our loss from discontinued operations in the current quarter.

In addition to these charges, also included in the current quarter’s results from continuing operations is an estimated approximately $0.08 per diluted share negative impact related to property damage and business disruption caused by hurricane activity in the greater Houston area.

Mr. David Cosper, the Company’s Chief Financial Officer, stated, “In light of the current economic conditions and the expectation of lower profitability at a small number of our domestic dealerships, we have written down the value of the franchise assets assigned to these dealerships. In addition, we have eliminated various planned facility projects and revised our plans for several facilities that we had vacated. As a result, we have written off certain costs that had already been incurred on those projects. We are in compliance with all debt covenants at the end of the quarter and expect to remain in compliance going forward. We have also performed an interim test of the recoverability of our goodwill and have determined that there is no impairment of the goodwill assets recorded on our balance sheet.”

Scott Smith, the Company’s President and Chief Strategic Officer, stated, “The current softness in consumer demand is to be expected given the turmoil in the credit markets and the amount of economic uncertainty we are currently experiencing. We remain focused on those things we can control and that we believe add value for our shareholders. We continue to aggressively reduce costs and manage capital expenditures as we move forward with our used vehicle and parts and service initiatives. As a result of the current economic uncertainty, we are projecting diluted earnings per share from continuing operations for the fourth quarter of $0.10 to $0.20.”

Presentation materials for the Company’s earnings conference call at 11:00 A.M. (Eastern) on October 28, 2008 can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the right side of the screen.

To access the live broadcast of the conference call over the Internet go to: www.sonicautomotive.com.

A live audio of the conference call will be accessible to the public by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling: (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #67717439.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 169 franchises. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to expected diluted earnings per share from continuing operations, debt compliance expectations, profitability at certain dealerships, cost reduction plans and capital expenditure reduction plans. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (Unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Revenues
New retail vehicles	$987,520	$1,204,343	$3,016,719	$3,360,848
Fleet vehicles	54,863	98,509	282,962	288,344

Total new vehicles	1,042,383	1,302,852	3,299,681	3,649,192
Used vehicles	339,498	363,785	1,088,808	1,034,375
Wholesale vehicles	72,316	100,201	239,118	304,173

Total vehicles	1,454,197	1,766,838	4,627,607	4,987,740
Parts, service and collision repair	284,132	292,044	871,713	853,650
Finance, insurance and other	46,512	53,600	150,148	152,729

Total revenues	1,784,841	2,112,482	5,649,468	5,994,119
Total gross profit	285,693	323,963	899,205	933,327
SG&A expenses	(267,961)	(240,243)	(749,651)	(701,621)
Depreciation	(8,912)	(5,338)	(25,656)	(19,163)

Operating income	8,820	78,382	123,898	212,543
Interest expense, floor plan	(9,744)	(16,660)	(34,467)	(49,002)
Interest expense, other	(16,661)	(10,898)	(43,439)	(28,446)
Other (expense) / income	(10)	(5)	87	85

Income / (loss) from continuing operations before taxes	(17,595)	50,819	46,079	135,180
Income taxes	6,214	(19,903)	(19,256)	(53,159)

Income / (loss) from continuing operations	(11,381)	30,916	26,823	82,021
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(19,954)	(6,870)	(38,790)	(13,651)
Income tax benefit	5,986	2,061	11,637	4,096

Loss from discontinued operations	(13,968)	(4,809)	(27,153)	(9,555)

Net income/ (loss)	$(25,349)	$26,107	$(330)	$72,466

Diluted:
Weighted average common shares outstanding	40,170	46,978	40,626	47,631
Earnings / (loss) per share from continuing operations	($0.28)	$0.68	$0.65	$1.79
Loss per share from discontinued operations	($0.35)	($0.10)	($0.67)	($0.20)

Earnings / (loss) per share	($0.63)	$0.58	($0.02)	$1.59

Gross Margin Data (Continuing Operations):
Retail new vehicles	7.0%	7.5%	7.3%	7.4%
Fleet vehicles	4.5%	1.5%	2.2%	2.1%
Total new vehicles	6.9%	7.0%	6.8%	7.0%
Used vehicles retail	8.0%	8.8%	8.5%	9.2%
Total vehicles retail	7.2%	7.4%	7.3%	7.5%
Wholesale vehicles	(1.9%)	(1.5%)	(1.8%)	(0.9%)
Parts, service and collision repair	49.9%	50.7%	49.9%	50.6%
Finance, insurance and other	100.0%	100.0%	100.0%	100.0%
Overall gross margin	16.0%	15.3%	15.9%	15.6%
SG&A Expenses (Continuing Operations):
Personnel	$128,167	$133,930	$400,115	$398,201
Advertising	14,489	17,294	48,018	48,416
Facility rent	28,655	24,890	75,073	74,730
Other	96,650	64,129	226,445	180,274

Total	$267,961	$240,243	$749,651	$701,621
SG&A Expenses as % of Gross Profit
Personnel	44.9%	41.3%	44.5%	42.7%
Advertising	5.1%	5.3%	5.3%	5.2%
Facility rent	10.0%	7.7%	8.3%	8.0%
Other	33.8%	19.9%	25.3%	19.3%

Total	93.8%	74.2%	83.4%	75.2%
Operating Margin %	0.5%	3.7%	2.2%	3.5%

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Unit Data (Continuing Operations):
New retail units	29,076	35,686	90,104	99,707
Fleet units	2,816	4,272	11,729	12,685
Used units	16,994	18,056	54,260	51,758
Wholesale units	9,563	11,230	30,377	33,869
Average price per unit:
New retail vehicles	$33,963	$33,748	$33,480	$33,707
Fleet vehicles	19,483	23,059	24,125	22,731
Used vehicles	19,978	20,148	20,066	19,985
Wholesale vehicles	7,562	8,923	7,872	8,981
Other Data:
Same store revenue percentage changes:
New retail	(18.9%)		(14.2%)
Fleet	(44.3%)		(10.3%)
Total New Vehicles	(20.8%)		(13.9%)
Used	(7.7%)		1.6%
Parts, service and collision repair	(3.8%)		(1.3%)
Finance, insurance and other	(13.6%)		(3.9%)
Total	(16.4%)		(9.7%)

Balance Sheet Data:

	9/30/2008	12/31/2007
ASSETS
Current Assets:
Cash and cash equivalents	$7,340	$16,514
Receivables, net	214,625	347,309
Inventories	1,030,704	1,093,017
Assets held for sale	110,815	87,342
Other current assets	34,836	35,879

Total current assets	1,398,320	1,580,061
Property and Equipment, Net	381,950	286,591
Goodwill, Net	1,254,403	1,276,074
Other Intangibles, Net	95,974	111,342
Other Assets	21,705	28,676

TOTAL ASSETS	$3,152,352	$3,282,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable	$991,571	$1,125,670
Other current liabilities	223,288	247,658
Liabilities associated with assets held for sale	42,928	48,592
Current maturities of long-term debt	131,705	4,197

Total current liabilities	1,389,492	1,426,117
LONG-TERM DEBT	638,970	697,800
OTHER LONG-TERM LIABILITIES	222,154	227,999
STOCKHOLDERS’ EQUITY	901,736	930,828

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,152,352	$3,282,744

Balance Sheet Ratios:
Current Ratio	1.01	1.11
Debt to Total Capital, Net of Cash	45.8%	42.4%